UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2003

ROHN Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6718 West Plank Road Peoria, Illinois		61604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 697-4400

Item 2.    Acquisition or Disposition of Assets.

        As previously reported, ROHN Industries, Inc. (the “Company”), a provider of infrastructure equipment to the telecommunications industry, and certain of its subsidiaries (with the Company, the “Debtors”), filed their respective voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Code”), in the United States Bankruptcy Court for the Southern District of Indiana (“Bankruptcy Court”). During the course of the proceedings, the Debtors have operated their businesses and managed their properties as debtors-in-possession.

        On November 13, 2003, the Company announced that it had entered into an Asset Purchase Agreement (the “SPX Agreement”) with SPX Corporation (“SPX”), and filed a motion with the Bankruptcy Court for the approval of bidding procedures for the sale of certain assets of the Debtors (the “Assets”). The SPX Agreement provided for the sale of the Assets to SPX for the amount of $5,450,000. The Bankruptcy Court also approved an agreement between SPX and the Company whereby, in the event that the Company entered into any other agreement for the sale of the Assets, SPX would be entitled to the payment of a break-up fee in an amount equal to $175,000 (the “Break-Up Fee”). The SPX Agreement was filed as Exhibit 99.1 to the Company’s Form 8-K filed November 11, 2003.

        Following the execution of the SPX Agreement, on December 8, 2003, the Company held an auction conducted by Silverman Consulting to consider bids for the sale of the Assets. Following the auction, the Company, with the consent of the official committee of unsecured creditors duly appointed and approved in the Debtors’ cases (the “Creditors’ Committee”) and the Debtors’ bank lenders, determined that the bid submitted by Radian Communication Services Corporation (“Radian”), which offered a purchase price of $7,900,000 for the Assets, represented the highest or best offer in the auction. On December 8, 2003, the Company and Radian entered into an Asset Purchase Agreement (the “Radian Agreement”), which provides for the sale of the Assets for the purchase price stated above. A portion of the purchase price to be paid by Radian will be used to pay the Break-Up Fee to SPX. As a condition to its approval of the Break-Up Fee, the Bankruptcy Court also ordered that, in the event that the sale of the Assets pursuant to the Radian Agreement fails to close, SPX will be obligated to honor its last bid in the auction and to purchase the Assets for that bid.

        On December 11, 2003, the Bankruptcy Court entered an Order (i) Authorizing and Approving (a) The Asset Purchase Agreement with Radian Communication Services Corporation, (b) The Sale of Assets of ROHN Industries, Inc., Free and Clear of All Liens, Claims, Interests and Encumbrances; and (c) The Assumption and Assignment and/or Rejection of Certain Executory Contracts and Unexpired Leases in Connection with Such Sale, and (ii) Granting Related Relief, which approved the Radian Agreement and authorized the sale of the Assets. The Company anticipates that the sale of the Assets pursuant to the Radian Agreement will close on or about December 19, 2003, subject to change based upon the agreement of the parties. A copy of the Radian Agreement is attached hereto as Exhibit 99.1.

Item 3.    Bankruptcy or Receivership.

        As discussed above, on December 8, 2003, the Company held an auction conducted by Silverman Consulting to consider bids for the sale of the Assets. Following the auction, the Company, with the consent of the Creditors’ Committee and the Debtors’ bank lenders, determined that the bid submitted by Radian, which offered a purchase price of $7,900,000, represented the highest or best offer in the auction. On December 8, 2003, the Company and Radian entered into the Radian Agreement, which provides for the sale of the Assets to Radian for the purchase price stated above. A portion of the purchase price to be paid by Radian will be used to pay the Break-Up Fee to SPX. As a condition to its approval of the Break-Up Fee, the Bankruptcy Court also ordered that, in the event that the sale of the Assets pursuant to the Radian Agreement fails to close, SPX will be obligated to honor its last bid in the auction and to purchase the Assets for that bid.

        On December 11, 2003, the Bankruptcy Court entered an Order (i) Authorizing and Approving (a) The Asset Purchase Agreement with Radian Communication Services Corporation, (b) The Sale of Assets of ROHN Industries, Inc., Free and Clear of All Liens, Claims, Interests and Encumbrances; and (c) The Assumption and Assignment and/or Rejection of Certain Executory Contracts and Unexpired Leases in Connection with Such Sale, and (ii) Granting Related Relief, which approved the Radian Agreement and authorized the sale of the Assets. The Company anticipates that the sale of assets pursuant to the Radian Agreement will close on or about December 19, 2003, subject to change based upon the agreement of the parties. A copy of the Radian Agreement is attached hereto as Exhibit 99.1.

        One of the Assets sold to Radian pursuant to the Radian Agreement are the trade names “ROHN Industries, Inc.” and “ROHN”. This means that, following the closing of the sale of the Assets, the Debtors, including the Company, will no longer be entitled to operate using either of these trade names. The Debtors will all assume new legal names, although these names have not yet been determined.

        The Assets being sold pursuant to the Radian Agreement represent substantially all of the operating assets of the Debtors at the Frankfort, Indiana location. Following the sale of these Assets, the Company and the other Debtors will continue operations for the sole purpose of the liquidation of any remaining assets of the Debtors for the benefit of their creditors. Once the assets of the Debtors have been liquidated in an orderly fashion, the proceeds will be administered to the bankruptcy estate of the Debtors and applied to the claims and obligations of the Debtors pursuant to the Code. At this time, it is not anticipated that the Company’s shareholders will receive any recovery in the bankruptcy proceedings.

Item 7.    Financial Statements and Exhibits.

        (a)         Not applicable.

        (b)         Not applicable.

        (c)         Exhibits

99.1 Asset Purchase Agreement by and between ROHN Industries, Inc. and Radian Communication Services Corporation, dated December 8, 2003.

99.2 Asset Purchase Agreement by and between ROHN Industries, Inc. and SPX Corporation dated November 13, 2003 (incorporated herein by reference to Exhibit 99.1 to Form 8-K filed November 13, 2003).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2003	ROHN INDUSTRIES, INC. By: /s/ John W. Castle John W. Castle Chief Financial Officer